EXHIBIT 15


Deloitte & Touche LLP                     Telephone:  (312) 946-3000
Two Prudential Plaza                      Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779


December 17, 1997

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended March 29, 1997 and March 30, 1996, June 28, 1997 and June 29, 1996 and
September 27, 1997 and September 28, 1996, as indicated in our reports dated April 17, 1997, July 24, 1997 and October 28, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, June 28, 1997 and September 27, 1997, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Chicago, Illinois